EXHIBIT 99.1

July 14, 2008
FOR IMMEDIATE RELEASE

In response to industry and market activities, Washington Mutual provided the following statement on the strength of its capital and liquidity position:

Seattle, WA - Washington Mutual, Inc. (NYSE: WM) "Washington Mutual recently raised $7.2 billion in capital and its tangible equity to total tangible assets ratio was 7.8% as of June 30. The company significantly exceeds all regulatory "well-capitalized" minimums for depository institutions. In addition, WaMu has current excess liquidity of more than $40 billion and a national franchise with approximately $150 billion in retail deposits. The company will provide a more detailed report on its capital position and liquidity, as well as the steps it is taking to work through the current environment, on its July 22 earnings call."

About WaMu
WaMu, through its subsidiaries, is one of the nation's leading consumer and small business banks. At March 31, 2008, WaMu and its subsidiaries had assets of $319.67 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,500 consumer and small business banking stores throughout the nation. WaMu's financial reports and news releases are available at www.wamu.com/ir.

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Contact:
WaMu Media Contact
Derek Aney, 206-500-6094 or 212-326-6075
derek.aney@wamu.net
or
WaMu Investor Relations Contact
Alan Magleby, 206-500-4148 or 212-702-6955
alan.magleby@wamu.net